Filed in the Office of the
Secretary of State of the
    State of Nevada
     March 6, 2000
No. C6053-00 /s/ Dean Heller
Dean Heller, Secretary of State

                       ARTICLES OF INCORPORATION
                                OF
                    CRAFTY ADMIRAL ENTERPRISES, LTD.

ARTICLE 1.	 The name of this corporation is Crafty Admiral
Enterprises, Ltd.

ARTICLE 2. The registered office of this corporation in the State of Nevada is 1161 Ambassador Drive, Reno, Nevada 89523; however, the corporation may maintain offices or conduct its business operations in other place within or outside the State of Nevada. The Resident Agent for the corporation is Rita S. Dickson, 1161 Ambassador Drive, Reno, Nevada 89523.

ARTICLE 3. This corporation is being formed to engage in any lawful activity.

ARTICLE 4.   The total authorized capital stock of the corporation is:

(a) Twenty-Five Million (25,000,000) shares of Common Stock, par value $.001 per share.

ARTICLE 5. The members of the governing board of the corporation will be known as directors and the first Board will consist of one (1) director, until changed either by (i) an amendment to these Articles of Incorporation, or (ii) pursuant to the provisions of the corporation's Bylaws, which will provide for no less than one, nor more than nine directors.

The name and address of the initial director of this corporation is:

                       Darrell Nixon
                       3384 Gladwin Rd., Unit 18
                       Abbotsford, B.C., Canada V25 7C9

ARTICLE 6.	This corporation will have perpetual existence.

ARTICLE 7. No cumulative voting will be permitted in the election of directors.

ARTICLE 8.  Shareholders will not have preemptive rights.

ARTICLE 9. The officers and directors of the corporation will be indemnified from any personal liability to the corporation or its stockholders for any monetary damages as a result of a breach of fiduciary duty as an officer or director, except for liability for:

(a) any breach of the officer or director's duty of personal loyalty to the corporation or its stockholders;

(b) intentional acts of misconduct or violation of law or good faith; or

(c) engaging in transactions which would improperly benefit the officer or director on a personal basis.

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ARTICLE 10.  The name and address of the Incorporator of the corporation is:

                     Laura Mazany
                     P.O. Box 12096
                     Reno, NV. 89510

     IN WITNESS WHEREOF, the undersigned incorporator declares and certifies that the facts herein stated are true and she executes these Articles of Incorporation this 25th day of February, 2000.

                     /s/ Laura Mazany, Incorporator
State of Nevada  )
                 ) ss:
County of Washoe )

On this 25th day of February, 2000, before me, a Notary Public, personally appeared Laura Mazany, who acknowledged to me that she executed the above instrument.

                        /s/ Rita S. Dickson, Notary Public
                       My commission expires April 21, 2001

   Certificate of Acceptance and Appointment by Resident Agent
  -----------------------------------------------------------
The undersigned hereby accepts the appointment as Resident Agent of this corporation in accordance with NRS 78.090 and acknowledges that the mailing address for the registered office is 1161 Ambassador Drive, Reno, NV. 89523.

                       /s/ Rita S. Dickson, Resident Agent












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